Variable Life Insurance Company

RIDER

APPLICANT’S WAIVER OF PREMIUMS BENEFIT PROVISION

WAIVER OF PREMIUMS FOR A TEMPORARY PERIOD IN EVENT OF APPLICANT’S DEATH

OR TOTAL DISABILITY AS DEFINED AND LIMITED

This Provision is made a part of the policy to which it is attached, in consideration of: (a) the application, a copy of which is attached to and made a part of the policy; and (b) payment of the premiums shown on page 3 of the policy for this Benefit and the Variable Life Insurance Benefit. The date of issue of this Provision is shown on page 3.

The waiver of any premium will not reduce payments or dividends under the policy.

WAIVER OF PREMIUM IN EVENT OF APPLICANT’S DEATH

We agree, subject to the terms and conditions of this Provision and the policy, to waive the payment of premiums on this policy on receipt at our Home Office of due proof: (a) of the death of the Applicant before the policy anniversary nearest the Insured’s 22nd birthday; and (b) that the death took place while the policy and this Provision were in full force.

WAIVER OF PREMIUM IN EVENT OF APPLICANT’S TOTAL DISABILITY

We agree, subject to the terms and conditions of this Provision and the policy, to waive the payment of premiums on this policy on receipt at our Home Office of due proof: (i) of the total disability of the Applicant at the time proof is given; and (ii) that the disability: (a) began before the policy anniversary nearest the Insured’s 22nd birthday while the policy and this Provision were in full force; and (b) began before the policy anniversary nearest the Applicant’s 65th birthday while the policy and this Provision were in full force; and (c) has been continuous for at least 6 months.

TOTAL DISABILITY DEFINED

“Total disability” means such incapacity of the Applicant as a result of bodily injury or disease that he or she is able to perform none of the duties of any occupation or employment for pay or profit for which he or she is reasonably fitted by education, training or experience.

We will deem as “total disability” the total and irrecoverable loss by the Applicant of (a) the sight of both eyes; or (b) the use of both hands or of both feet or of one hand and one foot.

BEGINNING OF PERIOD OF WAIVER OF PREMIUMS

In the case of the death of the Applicant, we will waive premiums for the period which starts with the next policy month after the date of that death. In the case of the total disability of the Applicant, we will waive premiums for the period commencing with the policy month following the date total disability began before the policy anniversary nearest the Applicant’s 65th birthday if written notice of claim is given us during the lifetime of the Applicant and during the period of total disability and if due proof of disability is given us within 6 months of the date the required notice of claim is given. Failure to give us written notice of claim within the time required shall not invalidate or diminish any claim if it shall be shown not to have been reasonably possible to give written notice within the time required and that written notice was given as soon as was reasonably possible. Failure to furnish due proof of total disability within the time required shall not invalidate nor reduce any claim if it was not reasonably possible to give due proof of total disability within the time required, provided due proof of total disability is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than 1 year from the time due proof of total disability is otherwise required.

We will refund the portion of any premium paid for a part of the period for which we waive premiums. We may pay any refund due the Owner to a person who in our judgement is responsible for the welfare of the Applicant or the Insured and equitably entitled to receive the refund.

END OF PERIOD OF WAIVER OF PREMIUMS

The last date to which we will waive premiums will be:

(1) In the event of the death of the Applicant, the day before the policy anniversary nearest the Insured’s 22nd birthday;

(2) In the event the total disability of the Applicant starts before the policy anniversary nearest his or her 60th birthday, the earlier of: (i) the date the disability ends; and (ii) the day before the anniversary nearest the Insured’s 22nd birthday;

APPROVED
STATE OF NEW YORK

SEP 3 1982

SUPERINTENDENT OF INSURANCE

V9301D

(3) In the event the total disability of the Applicant starts on or after the policy anniversary nearest his or her 60th birthday, the earliest of: (i) the date the disability ends; or (ii) the day before the anniversary nearest the Insured’s 22nd birthday; or (iii) the day before the anniversary nearest the Applicant’s 65th birthday.

EXCEPTIONS AND EXCLUSIONS

No premiums will be waived:

(1) If the total disability begins within 2 years after the date of issue of this Provision and results from an injury sustained or a disease contracted before such date of issue;

(2) If written notice of claim is not given to us during the lifetime of the Applicant and during the period of total disability or if due proof of total disability is not given to us within 6 months of the date the required notice of claim is given, subject to the provisions of the “Beginning of Period of Waiver of Premiums” section;

(3) If the total disability results from: (a) willfully and intentionally self-inflicted injury; or (b) service in an armed force of an international body, or a country or group of countries at war whether declared or undeclared;

PROOF OF CONTINUANCE OF TOTAL DISABILITY

We shall have the right to require proof of continued total disability at reasonable intervals during the first 2 years after receipt of due proof. After 2 years we will not require proof more than once a year. After the policy anniversary nearest the Applicant’s 65th birthday no proof will be required if the period of total disability began before and has been continuous since the policy anniversary nearest the Applicant’s 60th birthday.

As part of any proof, the Applicant may be required to be examined by a medical examiner named by us at our expense.

RESUMPTION OF PREMIUM PAYMENTS

The period for which premiums will be waived will end and the payment of the premiums shown on page 3 of the policy shall be resumed starting with: (i) the policy anniversary nearest the Insured’s 22nd birthday; or, if earlier, (ii) the policy month after the earliest of:

a. Failure to give proof of continued total disability when required; or

b. Failure of the Applicant to be examined when required; or

c. The end of total disability; or

d. If total disability begins on or after the policy anniversary nearest the Applicant’s 60th birthday, the day before the policy anniversary nearest his or her 65th birthday.

INCONTESTABILITY, SUICIDE

The terms and conditions of the Incontestability and Suicide provisions of the policy shall apply to this Provision except that: (i) they shall relate to the Applicant and not the Insured; and (ii) the periods stated shall be measured from the date of issue of this Provision.

TERMINATION

This Provision will end on the earliest of:

a. The lapse, exchange or termination of the policy; or

b. The end of the grace period during which an Option Date occurs; or

c. The maturity of the policy, or payment or use of the surrender value; or

d. The due date of the next premium after receipt at our Home Office of a request to cancel by written notice and presentation of the policy for adjustment; or

e. The policy anniversary nearest the Insured’s 22nd birthday; or

f. The use of credit under dividend option c to make the policy fully paid-up.

In any event, on the policy anniversary nearest the Applicant’s 65th birthday if the policy is in full force, this Provision will end. But benefits for total disability which began before the policy anniversary nearest the Applicant’s 60th birthday will go on.

Signed for the Company at Boston, Massachusetts.

President	Secretary

V9301D-2 Applicant’s Waiver of Premiums